Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AfterNext HealthTech Acquisition Corp.

We consent to the use of our report dated June 7, 2021, with respect to the balance sheet of AfterNext HealthTech Acquisition Corp. as of May 3, 2021, the related statements of operations, changes in shareholder’s equity, and cash flows for the period from April 12, 2021 (inception) through May 3, 2021, and the related notes, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Fort Worth, Texas

July 8, 2021